NOVATION

            This is with reference to (i) the Series E Preferred Stock Purchase Agreement, dated as of June 29, 2001 (as amended on August 16, 2001 and November 16, 2001, the “Purchase Agreement”), by and among OptiMark Holdings, Inc. (the “Company”) and each of the entities named in Exhibit A to the Purchase Agreement, (ii) the Subscription Agreement, dated as of December 31, 2001 (the “Subscription Agreement”), by and among the Company, OptiMark, Inc. (“OI”), SOFTBANK and OTSH, Inc. (“OTSH”) and (iii) the Investor Rights Agreement, dated as of December 31, 2001 (the “Investor Rights Agreement”), by and among the Company, OI, SOFTBANK and OTSH. Defined terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

            For good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the undersigned hereby agree that:

(i)	assuming the satisfaction by the Company of all conditions set forth in Section 6.2 of the Purchase Agreement for the Closing scheduled to occur on January 14, 2002 (the “January Closing Date”), SOFTBANK will pay to the Company the amounts set forth on Schedule A hereto on the January Closing Date against delivery by the Company of the number of Shares set forth on Schedule A hereto;

(ii)	in consideration for the $250,000 reduction of the amount to have been paid on the January Closing Date by SOFTBANK to the Company pursuant to clause (i) above (the “January Reduction Amount”), SOFTBANK covenants and agrees that it will pay to OTSH, subject to the terms and conditions of the Subscription Agreement, the $250,000 aggregate purchase price set forth in the Subscription Agreement (the “Subscription Payment”);

(iii)	the Company accepts the substitution of the payment by SOFTBANK of the Subscription Payment in lieu of the payment of the January Reduction Amount previously scheduled to be made on the January Closing Date by SOFTBANK subject to the terms and conditions of the Purchase Agreement prior to this Novation;

(iv)	the Company represents and warrants to SOFTBANK, as of the date hereof that: (1) the execution, delivery and performance of this Novation has been duly authorized by all necessary corporate action on its part; (2) this Novation constitutes its legal, valid and binding obligations; (3) it has obtained all applicable clearances, licenses, consents and approvals required to be obtained by it that are necessary to perform its obligations under this Agreement; (4) to its knowledge, it is in compliance with, and the performance of its obligations hereunder will not violate or conflict with, any applicable law or regulation of any jurisdiction to which it is subject or any contract to which it is a party or by which it is bound;

(v)	this Novation shall be governed in all respects by the laws of the State of New York without regard to principles of conflict of laws;

(vi)	this Novation may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

            THE TERMS OF THIS NOVATION ARE AGREED AND ACCEPTED AS OF DECEMBER 31, 2001 BY THE UNDERSIGNED.

COMPANY:	PURCHASERS:

OPTIMARK HOLDINGS, INC.	SOFTBANK CAPITAL PARTNERS LP

By:	/s/ Robert J. Warshaw	By: SOFTBANK Capital Partners LLC
Its General Partner
Name: Robert J. Warshaw
Title: CEO
By:	/s/ Steven J. Murray
Name: Steven J. Murray Title: Administrative Member

SOFTBANK CAPITAL LP

By: SOFTBANK Capital Partners LLC Its General Partner

By:	/s/ Steven J. Murray
Name: Steven J. Murray Title: Administrative Member

SOFTBANK CAPITAL ADVISORS FUND LP

By: SOFTBANK Capital Partners LLC Its General Partner

By:	/s/ Steven J. Murray
Name: Steven J. Murray Title: Administrative Member

SCHEDULE A

		Payment	Number of Shares
		_______________	_______________
January 14, 2002	Softbank Capital Partners LP	$414,269.15	27,618
	Softbank Capital LP	$407,151.71	27,143
	Softbank Capital Advisors Fund LP	$7,150.57	477
		_______________	_______________
		828,571.43	55,238